Capital City Bank Group, Inc.

Reports Fourth Quarter and Full Year 2015 Results

TALLAHASSEE, Fla. (January 26, 2016) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $2.6 million, or $0.16 per diluted share for the fourth quarter of 2015, compared to net income of $1.7 million, or $0.09 per diluted share for the third quarter of 2015, and net income of $1.9 million, or $0.11 per diluted share, for the fourth quarter of 2014. For the full year 2015, the Company reported net income of $9.1 million, or $0.53 per diluted share, compared to net income of $9.3 million, or $0.53 per diluted share in 2014.

Full Year 2015 HIGHLIGHTS

•	Strong broad based loan growth of $62 million, or 4.3% (period-end)
•	Growth in tax-equivalent net interest income of $1.9 million, or 2.5%
•	Strong and diversified fee income -- residential mortgage loan sales up 47%
•	44% reduction in nonperforming assets and 25% decline in total credit costs
•	Returned $8.2 million of capital through share repurchases and dividends

Fourth Quarter 2015 HIGHLIGHTS

•	Eighth consecutive quarter of loan growth -- $18 million, or 1.2% sequentially (period-end)
•	Growth in tax-equivalent net interest income of $0.7 million, or 3.9% sequentially
•	Strong reduction in nonperforming assets – 23% sequentially

“It was a great quarter and year for Capital City and I am encouraged by continued improvement in our fundamentals,” said William G. Smith, Jr., Chairman, President and CEO. “In 2015 we made meaningful progress across all aspects of our business. Loan growth, significant reduction in nonperforming assets, higher net interest income and prudent expense management all contributed to our success. These improvements have been accomplished through the hard work of our associates and by staying focus on those initiatives that add value to our shareowners. As we leave 2015, I look forward to both the challenges and opportunities of 2016,” said Smith.

Compared to the third quarter of 2015, performance reflects a $0.7 million increase in net interest income and a $0.9 million decrease in noninterest expense, partially offset by a higher loan loss provision of $0.1 million and income taxes of $0.6 million.

Compared to the fourth quarter of 2014, the increase in earnings was due to a $0.8 million increase in net interest income, a $0.1 million decrease in the loan loss provision, and higher noninterest income of $0.2 million, partially offset by higher income taxes of $0.4 million.

For the full year 2015, the decrease in earnings was attributable to higher noninterest expense of $0.9 million and income taxes of $2.8 million, partially offset by a $1.7 million increase in net interest income, higher noninterest income of $1.5 million, and a lower loan loss provision of $0.3 million.

The Return on Average Assets was 0.39% and the Return on Average Equity was 3.74% for the fourth quarter of 2015. These metrics were 0.25% and 2.43% for the third quarter of 2015, and 0.30% and 2.66% for the fourth quarter of 2014, respectively. For the full year of 2015, the Return on Average Assets was 0.34% and the Return on Average Equity was 3.31% compared to 0.36% and 3.27%, respectively, for 2014.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2015 was $20.0 million compared to $19.3 million for the third quarter of 2015 and $19.1 million for the fourth quarter of 2014.  The increase in tax equivalent net interest income compared to the third quarter 2015 reflects recognition of deferred interest on a loan that was paid off during the quarter, partially offset by unfavorable loan repricing. The increase in tax equivalent net interest income compared to the fourth quarter of 2014 reflects a positive shift in earning asset mix due to growth in the loan and investment portfolios, partially offset by unfavorable loan repricing. For the full year 2015, tax equivalent net interest income totaled $77.0 million compared to $75.1 million for 2014.

Pressure on net interest income continues primarily as a result of the low rate environment.  Despite favorable volume variances in both the loan and investment portfolios, the low rate environment continues to negatively impact the loan yields and, going forward, will have minimal to no impact on cost of funds. Increased lending competition in all markets has also unfavorably impacted the pricing for loans. The relatively short duration of our earning assets and the recent 25 basis point increase in the Federal Reserve’s target rate should have a favorable impact on net interest income as our overnight funds and Prime based loans reprice.

The net interest margin for the fourth quarter of 2015 was 3.37% (annualized), an increase of six basis points over the third quarter of 2015, and a decrease of six basis points from the fourth quarter of 2014. The increase in the margin compared to the third quarter of 2015 was primarily attributable to recognition of deferred interest on a loan that paid off during the quarter, and to a lesser degree, an increase in the rate received on overnight funds which occurred late in the fourth quarter. For the full year 2015, the net interest margin declined five basis points to 3.31% compared to 2014, primarily attributable to an unfavorable repricing within the loan portfolio.

The provision for loan losses for the fourth quarter of 2015 was $0.5 million compared to $0.4 million for the third quarter of 2015 and $0.6 million for the fourth quarter of 2014. For the full year 2015, the loan loss provision totaled $1.6 million compared to $1.9 million for 2014. The loan loss provision during 2015 reflects the continued favorable problem loan migration and improvement in key credit metrics, partially offset by growth in the loan portfolio. Net charge-offs for the fourth quarter of 2015 totaled $1.3 million, or 0.34% (annualized), of average loans compared to $0.9 million, or 0.24% (annualized) for the third quarter of 2015 and $2.2 million, or 0.61% (annualized) for the fourth quarter of 2014. For the full year 2015, net charge-offs totaled $5.2 million, or 0.35% of average loans compared to $7.5 million, or 0.53% for 2014. As of December 31, 2015, the allowance for loan losses of $14.0 million was 0.93% of outstanding loans (net of overdrafts) and provided coverage of 135% of nonperforming loans compared to 0.99% and 112%, respectively, as of September 30, 2015 and 1.22% and 105%, respectively, as of December 31, 2014.

Noninterest income for the fourth quarter of 2015 totaled $13.2 million, comparable to the third quarter of 2015 and an increase of $0.2 million, or 1.3%, over the fourth quarter of 2014. Compared to the third quarter of 2015, higher wealth management fees of $0.1 million and other income of $0.3 million were offset by lower mortgage banking fees of $0.3 million and deposit fees of $0.1 million. Higher estate management fees drove the increase in wealth management fees. The increase in other income was attributable to higher income from an equity investment. The decrease in mortgage banking fees reflects lower loan production which was very strong in the third quarter as well as a lower margin on loans sold in the fourth quarter. The decrease in deposit fees reflects lower overdraft fees attributable to decreased utilization of our overdraft service. The increase over the fourth quarter of 2014 was attributable to higher bank card fees of $0.2 million, mortgage banking fees of $0.2 million, and other income of $0.1 million, partially offset by lower deposit fees of $0.3 million. Higher card spend by our clients drove the increase in bank card fees. The increase in mortgage fees was driven by stronger new home purchase originations. Other income increased due to the higher income from the aforementioned equity investment. Lower overdraft fees reflecting decreased utilization of our overdraft service drove the reduction in deposit fees.

For the full year 2015, noninterest income totaled $54.1 million, a $1.5 million increase over 2014, primarily attributable to higher other income of $1.7 million (reflecting the receipt of BOLI proceeds) and mortgage banking fees of $1.5 million, partially offset by lower deposit fees of $1.7 million. The year to date variances for mortgage banking fees and deposit fees were attributable to the same factors noted above for the fourth quarter of 2015 versus 2014 comparison.

Noninterest expense for the fourth quarter of 2015 totaled $28.3 million, a decrease of $0.9 million, or 3.0%, from the third quarter of 2015, and comparable to the fourth quarter of 2014. The decrease from the third quarter of 2015 was primarily attributable to lower compensation expense of $0.8 million reflective of a $0.5 million decrease in pension expense due to a higher level of required 2015 pension expense in the third quarter upon finalization of actuarial work. Lower commission expense of $0.2 million and payroll taxes of $0.1 million also contributed to the decrease. For the full year 2015, noninterest expense totaled $115.3 million, an increase of $0.9 million, or 0.8%, over 2014 attributable to higher compensation expense of $3.2 million, partially offset by lower OREO expense of $1.8 million, occupancy expense of $0.1 million, and other expense of $0.4 million. The increase in compensation expense primarily reflects higher pension plan expense of $4.0 million that was partially offset by lower stock compensation expense of $0.4 million and cash incentive expense of $0.2 million. The increase in pension expense was attributable to utilization of a lower discount rate in 2015 for determining plan liabilities reflective of a decrease in long term bond interest rates. The decreases in stock compensation and cash incentive expenses reflect a lower pay-out level for performance based compensation plans. The reduction in OREO expense was primarily attributable to lower valuation adjustments and to a lesser extent property carrying costs. Lower technology equipment costs and maintenance costs for premises/FF&E drove the decrease in occupancy expense. The decrease in other expense reflects lower legal fees, postage costs, and FDIC insurance costs partially offset by higher processing costs.

We realized income tax expense of $1.6 million (38% effective rate) for the fourth quarter of 2015 compared to $1.0 million (38% effective rate) for the third quarter of 2015 and $1.2 million (39% effective rate) for the fourth quarter of 2014. Income tax expense for both the fourth quarter of 2015 and 2014 includes $0.1 million in deferred tax write-offs related to forfeited stock awards, and income tax expense for the third quarter of 2015 includes a $0.2 million valuation reserve for state tax credits that we expect to expire unused. For the full year 2015, we realized income tax expense of $4.5 million (32.8% effective rate) compared to $1.7 million (15.2% effective rate) for 2014. Receipt of the aforementioned BOLI proceeds in 2015 was tax-exempt therefore income tax expense was favorably impacted. Income taxes for 2014 were favorably impacted by a $2.2 million state tax benefit attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters. Absent future discrete events, we anticipate our effective income tax rate to be within a range of 34%-35%.

Discussion of Financial Condition

Average earning assets were $2.353 billion for the fourth quarter of 2015, an increase of $42.9 million, or 1.9%, over the third quarter of 2015 and an increase of $140.9 million, or 6.4%, over the fourth quarter of 2014.  The change in earning assets from the third quarter 2015 reflects growth in all major categories funded by growth in deposits, primarily public funds deposits and noninterest bearing accounts. Loan balances increased primarily in the tax-free category. The increase compared to the fourth quarter of 2014 reflects growth of $141.0 million in the investment portfolio and $65.8 million in loans, funded by a reduction in short-term investments and growth in deposits.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $222.8 million during the fourth quarter of 2015 compared to an average net overnight funds sold position of $190.9 million in the third quarter of 2015 and an average net overnight funds sold position of $288.6 million in the fourth quarter of 2014.  The increase in net overnight funds compared to the third quarter of 2015 reflects higher public fund and noninterest bearing deposits, partially offset by growth in both the investment and loan portfolios. The decrease relative to the fourth quarter of 2014 is primarily attributable to growth in both the loan and investment portfolios, partially offset by an increase in average deposits.

Average loans increased $8.9 million, or 0.6% when compared to the third quarter of 2015, and have grown $65.8 million, or 4.6% compared to the fourth quarter of 2014. During 2014, the growth in loans was driven primarily by auto loans, whereas in 2015 the growth was broader based, including commercial, tax-free, construction, home equity as well as consumer.

Without compromising our credit standards or taking on inordinate interest rate risk, we continue to make minor modifications on some of our lending programs to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $29.6 million at year-end 2015, a decrease of $8.8 million from the third quarter of 2015 and $22.9 million from the fourth quarter of 2014. Nonaccrual loans totaled $10.3 million at year-end 2015, a decrease of $2.9 million from the third quarter of 2015 and $6.5 million from the fourth quarter of 2014. Nonaccrual loan additions totaled $3.6 million in the fourth quarter of 2015 and $15.7 million for the full year 2015, which compares to $5.8 million and $22.5 million respectively, for the same periods of 2014. The balance of OREO totaled $19.3 million at year-end 2015, a decrease of $5.9 million and $16.4 million, respectively, from the third quarter of 2015 and fourth quarter of 2014. For the fourth quarter of 2015, we added properties totaling $1.8 million, sold properties totaling $7.5 million, and recorded valuation adjustments totaling $0.2 million. For the full year 2015, we added properties totaling $5.8 million, sold properties totaling $20.2 million, recorded valuation adjustments totaling $1.7 million, and realized miscellaneous adjustments of $0.3 million. Nonperforming assets represented 1.06% of total assets as of December 31, 2015 compared to 1.47% as of September 30, 2015 and 2.00% as of December 31, 2014.

Average total deposits were $2.174 billion for the fourth quarter of 2015, an increase of $37.3 million, or 1.7%, over the third quarter of 2015, and an increase of $97.4 million, or 4.7%, over the fourth quarter of 2014.  The increase in deposits when compared to both prior periods primarily reflects higher levels of noninterest bearing, public fund NOW and savings accounts, partially offset by a decline in money market accounts and certificates of deposit. The seasonal inflows of public funds began in the fourth quarter of 2015, most likely will peak in the first quarter of 2016, and are expected to decline into the fourth quarter of 2016.

Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits, particularly given the recent increase in the fed funds rate.  Although competitive rates will be closely monitored given this change, we do not attempt to compete with higher rate paying competitors for deposits.

When compared to the third quarter of 2015 and fourth quarter of 2014, average borrowings increased by $5.8 million and $19.1 million, respectively, attributable to higher levels of repurchase agreement balances, partially offset by pay downs of FHLB advances.

Equity capital was $274.4 million as of December 31, 2015 compared to $273.7 million as of September 30, 2015 and $272.5 million as of December 31, 2014. During 2015, equity capital was positively impacted by net income of $9.1 million, stock compensation accretion of $1.1 million, and net adjustments totaling $0.6 million related to transactions under our stock compensation plans. Equity capital was reduced by common stock dividends of $2.2 million ($0.13 per share), share repurchases totaling $6.0 million (405,228 shares), a $0.5 million increase in the accumulated other comprehensive loss for our pension plan, and a net increase of $0.2 million in the unrealized loss on investment securities. Our leverage ratio was 10.65%, 10.71%, and 10.99%, respectively, for these periods. Further, as of December 31, 2015, our risk-adjusted capital ratio was 17.25% compared to 17.24% and 17.76% as of September 30, 2015 and December 31, 2014, respectively. Our common equity tier 1 ratio was 12.84% as of December 31, 2015 compared to 12.76% as of September 30, 2015. All of our capital ratios significantly exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards. The reduction in our regulatory capital ratios in 2015 reflects the implementation of Basel III and the repurchase of common stock.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.8 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

		Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014

EARNINGS
Net Income	$2,602	$1,683	$1,921	$9,116	$9,260
Net Income Per Common Share	$0.16	$0.09	$0.11	$0.53	$0.53
PERFORMANCE
Return on Average Assets	0.39%	0.25%	0.30%	0.34%	0.36%
Return on Average Equity	3.74%	2.43%	2.66%	3.31%	3.27%
Net Interest Margin	3.37%	3.31%	3.43%	3.31%	3.36%
Noninterest Income as % of Operating Revenue	40.05%	40.96%	40.70%	41.47%	41.31%
Efficiency Ratio	85.11%	89.79%	87.98%	87.94%	89.57%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.42%	16.36%	16.67%	16.42%	16.67%
Total Capital Ratio	17.25%	17.24%	17.76%	17.25%	17.76%
Tangible Common Equity Ratio	6.99%	7.46%	7.38%	6.99%	7.38%
Leverage Ratio	10.65%	10.71%	10.99%	10.65%	10.99%
Common Equity Tier 1	12.84%	12.76%	—	12.84%	—
Equity to Assets	9.81%	10.46%	10.37%	9.81%	10.37%
ASSET QUALITY
Allowance as % of Non-Performing Loans	135.40%	112.17%	104.60%	135.40%	104.60%
Allowance as a % of Loans	0.93%	0.99%	1.22%	0.93%	1.22%
Net Charge-Offs as % of Average Loans	0.34%	0.24%	0.61%	0.35%	0.53%
Nonperforming Assets as % of Loans and ORE	1.94%	2.54%	3.55%	1.94%	3.55%
Nonperforming Assets as % of Total Assets	1.06%	1.47%	2.00%	1.06%	2.00%
STOCK PERFORMANCE
High	$16.05	$15.75	$16.00	$16.33	$16.00
Low	13.56	14.39	13.00	13.16	11.56
Close	$15.35	$14.92	$15.54	$15.35	$15.54
Average Daily Trading Volume	19,500	16,134	24,128	21,073	26,219

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2015				2014
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSETS
Cash and Due From Banks	$51,288	$42,917	$61,484	$51,948	$55,467
Funds Sold and Interest Bearing Deposits	327,617	167,787	185,572	296,888	329,589
Total Cash and Cash Equivalents	378,905	210,704	247,056	348,836	385,056

Investment Securities - Available-for-Sale	451,028	444,071	433,688	404,887	341,548
Investment Securities - Held-to-Maturity	187,892	193,964	201,805	183,489	163,581
Total Investment Securities	638,920	638,035	635,493	588,376	505,129

Loans Held for Sale	11,632	10,960	10,991	13,334	10,688

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	179,816	169,588	151,116	143,951	136,925
Real Estate - Construction	46,484	49,475	44,216	41,595	41,596
Real Estate - Commercial	499,813	491,734	510,962	507,681	510,120
Real Estate - Residential	285,748	280,690	284,333	287,481	289,952
Real Estate - Home Equity	233,901	232,254	230,388	228,171	229,572
Consumer	240,434	238,884	238,599	230,984	214,758
Other Loans	4,837	10,094	12,048	9,243	6,017
Overdrafts	1,242	2,464	2,603	2,348	2,434
Total Loans, Net of Unearned Interest	1,492,275	1,475,183	1,474,265	1,451,454	1,431,374
Allowance for Loan Losses	(13,953)	(14,737)	(15,236)	(16,090)	(17,539)
Loans, Net	1,478,322	1,460,446	1,459,029	1,435,364	1,413,835

Premises and Equipment, Net	98,819	98,218	99,108	100,038	101,899
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	19,290	25,219	30,167	33,835	35,680
Other Assets	87,161	86,701	87,489	89,121	90,071
Total Other Assets	290,081	294,949	301,575	307,805	312,461

Total Assets	$2,797,860	$2,615,094	$2,654,144	$2,693,715	$2,627,169

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$758,283	$720,824	$723,866	$707,470	$659,115
NOW Accounts	848,330	688,491	734,237	801,037	804,337
Money Market Accounts	248,367	261,050	264,475	257,684	254,149
Regular Savings Accounts	269,162	262,843	255,185	250,862	233,612
Certificates of Deposit	178,707	181,775	186,881	192,961	195,581
Total Deposits	2,302,849	2,114,983	2,164,644	2,210,014	2,146,794

Short-Term Borrowings	61,058	65,355	53,698	49,488	49,425
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	28,265	29,042	29,733	30,418	31,097
Other Liabilities	68,449	69,168	71,144	66,821	64,426

Total Liabilities	2,523,508	2,341,435	2,382,106	2,419,628	2,354,629

SHAREOWNERS’ EQUITY
Common Stock	172	171	172	175	174
Additional Paid-In Capital	38,256	37,738	37,625	42,941	42,569
Retained Earnings	258,181	256,265	255,096	251,765	251,306
Accumulated Other Comprehensive Loss, Net of Tax	(22,257)	(20,515)	(20,855)	(20,794)	(21,509)

Total Shareowners’ Equity	274,352	273,659	272,038	274,087	272,540

Total Liabilities and Shareowners’ Equity	$2,797,860	$2,615,094	$2,654,144	$2,693,715	$2,627,169

OTHER BALANCE SHEET DATA
Earning Assets	$2,470,445	$2,291,966	$2,306,322	$2,350,052	$2,276,781
Interest Bearing Liabilities	1,696,776	1,551,443	1,587,096	1,645,337	1,631,088

Book Value Per Diluted Share	$15.93	$15.91	$15.80	$15.59	$15.53
Tangible Book Value Per Diluted Share	11.00	10.98	10.87	10.77	10.70

Actual Basic Shares Outstanding	17,157	17,144	17,154	17,533	17,447
Actual Diluted Shares Outstanding	17,226	17,223	17,216	17,579	17,544

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Twelve Months Ended
	2015				2014	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2015	2014

INTEREST INCOME
Interest and Fees on Loans	$18,861	$18,214	$18,231	$17,863	$18,624	$73,169	$73,402
Investment Securities	1,572	1,540	1,451	1,294	1,066	5,857	3,886
Funds Sold	169	123	151	189	181	632	933
Total Interest Income	20,602	19,877	19,833	19,346	19,871	79,658	78,221

INTEREST EXPENSE
Deposits	219	220	259	246	243	944	1,099
Short-Term Borrowings	9	14	15	21	24	59	78
Subordinated Notes Payable	354	344	338	332	333	1,368	1,328
Other Long-Term Borrowings	226	233	237	240	252	936	1,075
Total Interest Expense	808	811	849	839	852	3,307	3,580
Net Interest Income	19,794	19,066	18,984	18,507	19,019	76,351	74,641
Provision for Loan Losses	513	413	375	293	623	1,594	1,905
Net Interest Income after Provision for Loan Losses	19,281	18,653	18,609	18,214	18,396	74,757	72,736

NONINTEREST INCOME
Deposit Fees	5,664	5,721	5,682	5,541	6,027	22,608	24,320
Bank Card Fees	2,866	2,826	2,844	2,742	2,658	11,278	10,892
Wealth Management Fees	1,893	1,818	1,776	2,046	1,988	7,533	7,808
Mortgage Banking Fees	1,043	1,306	1,203	987	808	4,539	3,082
Data Processing Fees	335	400	364	373	278	1,472	1,543
Other	1,420	1,157	2,925	1,159	1,294	6,661	4,891
Total Noninterest Income	13,221	13,228	14,794	12,848	13,053	54,091	52,536

NONINTEREST EXPENSE
Compensation	15,833	16,653	16,404	16,524	15,850	65,414	62,215
Occupancy, Net	4,638	4,446	4,258	4,396	4,440	17,738	17,818
Other Real Estate, Net	1,241	1,302	931	1,497	1,353	4,971	6,811
Other	6,568	6,763	6,846	6,973	6,666	27,150	27,514
Total Noninterest Expense	28,280	29,164	28,439	29,390	28,309	115,273	114,358

OPERATING PROFIT (LOSS)	4,222	2,717	4,964	1,672	3,140	13,575	10,914
Income Tax Expense (Benefit)	1,620	1,034	1,119	686	1,219	4,459	1,654
NET INCOME	$2,602	$1,683	$3,845	$986	$1,921	$9,116	$9,260

PER SHARE DATA
Basic Income	$0.16	$0.09	$0.22	$0.06	$0.11	$0.53	$0.53
Diluted Income	0.16	0.09	0.22	0.06	0.11	0.53	0.53
Cash Dividend	$0.04	$0.03	$0.03	$0.03	$0.03	$0.13	$0.09
AVERAGE SHARES
Basic	17,145	17,150	17,296	17,508	17,433	17,273	17,425
Diluted	17,214	17,229	17,358	17,555	17,530	17,318	17,488

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2015	2015	2015	2015	2014
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$14,737	$15,236	$16,090	$17,539	$19,093
Provision for Loan Losses	513	413	375	293	623
Net Charge-Offs	1,297	912	1,229	1,742	2,177
Balance at End of Period	$13,953	$14,737	$15,236	$16,090	$17,539
As a % of Loans	0.93%	0.99%	1.03%	1.10%	1.22%
As a % of Nonperforming Loans	135.40%	112.17%	99.46%	95.83%	104.60%

CHARGE-OFFS
Commercial, Financial and Agricultural	$135	$365	$239	$290	$688
Real Estate - Construction	0	—	—	—	28
Real Estate - Commercial	87	(26)	285	904	957
Real Estate - Residential	587	476	484	305	522
Real Estate - Home Equity	397	370	454	182	(20)
Consumer	656	318	351	576	608
Total Charge-Offs	$1,862	$1,503	$1,813	$2,257	$2,783

RECOVERIES
Commercial, Financial and Agricultural	$57	$45	$82	$55	$66
Real Estate - Construction	—	—	—	—	2
Real Estate - Commercial	13	86	54	30	76
Real Estate - Residential	264	193	200	48	212
Real Estate - Home Equity	37	42	33	24	28
Consumer	194	225	215	358	222
Total Recoveries	$565	$591	$584	$515	$606

NET CHARGE-OFFS	$1,297	$912	$1,229	$1,742	$2,177

Net Charge-Offs as a % of Average Loans(1)	0.34%	0.24%	0.33%	0.49%	0.61%

RISK ELEMENT ASSETS
Nonaccruing Loans	$10,305	$13,138	$15,320	$16,790	$16,769
Other Real Estate Owned	19,290	25,219	30,167	33,835	35,680
Total Nonperforming Assets	$29,595	$38,357	$45,487	$50,625	$52,449

Past Due Loans 30-89 Days	$5,775	$4,335	$5,858	$3,689	$6,792
Past Due Loans 90 Days or More	—	—	—	—	—
Classified Loans	53,551	61,411	69,152	74,247	83,137
Performing Troubled Debt Restructuring’s	$35,634	$35,961	$41,632	$42,590	$44,409

Nonperforming Loans as a % of Loans	0.69%	0.88%	1.03%	1.15%	1.16%
Nonperforming Assets as a % of
Loans and Other Real Estate	1.94%	2.54%	3.00%	3.38%	3.55%
Nonperforming Assets as a % of Total Assets	1.06%	1.47%	1.71%	1.88%	2.00%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCES AND INTEREST RATES(1)
Unaudited

	Fourth Quarter 2015			Third Quarter 2015			Second Quarter 2015			First Quarter 2015			Fourth Quarter 2014			Dec 2015 YTD			Dec 2014 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,492,521	18,952	5.04%	$1,483,657	18,290	4.89%	$1,473,954	18,285	4.98%	$1,448,617	17,909	5.01%	$1,426,756	18,670	5.19%	$1,474,833	$73,436	4.98%	$1,414,000	$73,637	5.21%

Investment Securities
Taxable Investment Securities	544,542	1,365	0.99	543,550	1,347	0.98	540,735	1,313	0.97	491,637	1,198	0.98	423,136	964	0.90	530,297	5,223	0.98	362,393	3,423	0.94
Tax-Exempt Investment Securities	93,838	328	1.40	92,685	304	1.31	76,191	219	1.15	63,826	154	0.96	74,276	161	0.87	81,748	1,005	1.23	91,324	722	0.79

Total Investment Securities	638,380	1,693	1.05	636,235	1,651	1.03	616,926	1,532	0.99	555,463	1,352	0.98	497,412	1,125	0.90	612,045	6,228	1.02	453,717	4,145	0.91

Funds Sold	222,828	169	0.30	190,931	123	0.26	237,132	151	0.26	302,405	189	0.25	288,613	181	0.25	237,976	632	0.27	369,906	933	0.25

Total Earning Assets	2,353,729	$20,814	3.51%	2,310,823	$20,064	3.45%	2,328,012	$19,968	3.44%	2,306,485	$19,450	3.42%	2,212,781	$19,976	3.58%	2,324,854	$80,296	3.45%	2,237,623	$78,715	3.52%

Cash and Due From Banks	45,875			45,872			52,473			48,615			45,173			48,195			45,367
Allowance for Loan Losses	(14,726)			(15,403)			(16,070)			(17,340)			(19,031)			(15,876)			(21,234)
Other Assets	293,336			298,400			306,286			310,791			310,813			302,144			302,420

Total Assets	$2,678,214			$2,639,692			$2,670,701			$2,648,551			$2,549,736			$2,659,317			$2,564,176

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$725,538	$62	0.03%	$709,130	$60	0.03%	$761,388	$64	0.03%	$794,308	$68	0.03%	$689,572	$57	0.03%	$747,297	$254	0.03%	$715,846	$318	0.04%
Money Market Accounts	259,091	30	0.05	261,749	31	0.05	256,265	32	0.05	254,483	41	0.07	267,703	46	0.07	257,920	134	0.05	273,092	190	0.07
Savings Accounts	266,468	33	0.05	258,752	32	0.05	253,808	31	0.05	242,256	30	0.05	233,161	29	0.05	255,397	126	0.05	227,215	112	0.05
Time Deposits	180,124	94	0.21	183,976	97	0.21	189,213	132	0.28	194,655	107	0.22	197,129	111	0.22	186,944	430	0.23	206,136	479	0.23
Total Interest Bearing Deposits	1,431,221	219	0.06%	1,413,607	220	0.06%	1,460,674	259	0.07%	1,485,702	246	0.07%	1,387,565	243	0.07%	1,447,558	944	0.07%	1,422,289	1,099	0.08%

Short-Term Borrowings	68,093	9	0.06%	61,548	14	0.09%	54,237	15	0.11%	49,809	21	0.17%	46,055	24	0.21%	58,481	59	0.10%	44,403	78	0.18%
Subordinated Notes Payable	62,887	354	2.20	62,887	344	2.14	62,887	338	2.13	62,887	332	2.11	62,887	333	2.07	62,887	1,368	2.14	62,887	1,328	2.08
Other Long-Term Borrowings	28,618	226	3.14	29,383	233	3.15	30,067	237	3.16	30,751	240	3.16	31,513	252	3.17	29,698	936	3.15	33,727	1,075	3.19

Total Interest Bearing Liabilities	1,590,819	$808	0.20%	1,567,425	$811	0.21%	1,607,865	$849	0.21%	1,629,149	$839	0.21%	1,528,020	$852	0.22%	1,598,624	$3,307	0.21%	1,563,306	$3,580	0.23%

Noninterest Bearing Deposits	743,497			723,826			717,725			677,674			689,800			715,883			671,188
Other Liabilities	68,005			73,485			70,690			66,424			45,887			69,666			46,603

Total Liabilities	2,402,321			2,364,736			2,396,280			2,373,247			2,263,707			2,384,173			2,281,097

SHAREOWNERS’ EQUITY:	275,893			274,956			274,421			275,304			286,029			275,144			283,079

Total Liabilities and Shareowners’ Equity	$2,678,214			$2,639,692			$2,670,701			$2,648,551			$2,549,736			$2,659,317			$2,564,176

Interest Rate Spread		$20,006	3.31%		$19,253	3.24%		$19,119	3.23%		$18,611	3.21%		$19,124	3.36%		$76,989	3.25%		$75,135	3.29%

Interest Income and Rate Earned(1)		20,814	3.51		20,064	3.45		19,968	3.44		19,450	3.42		19,976	3.58		80,296	3.45		78,715	3.52
Interest Expense and Rate Paid(2)		808	0.14		811	0.14		849	0.15		839	0.15		852	0.15		3,307	0.14		3,580	0.16

Net Interest Margin		$20,006	3.37%		$19,253	3.31%		$19,119	3.29%		$18,611	3.27%		$19,124	3.43%		$76,989	3.31%		$75,135	3.36%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.